Exhibit 10.1

CONTRACT ON A SINO-FOREIGN EQUITY JOINT VENTURE

SICHUAN JIHAI LITHIUM LTD.

THIS CONTRACT IS ENTERED INTO

BETWEEN

Micro Express Ltd.
A corporate entity incorporated and validly existing under the laws of the British Virgin Islands, holding a business license with a registration number 124770

(Hereinafter referred to as “Micro”)

Address: Suite 900-789 West Pender Street, Vancouver,
British Columbia, Canada V6C 1H2
Telephone: 1-604-893-8891
Facsimile: 1-604-408-8515
Legal representative: Raoul Tsakok
Nationality: Canadian

AND

Sichuan Province Mining Ltd.
A corporate entity incorporated and validly existing under the laws of the People’s Republic of China (“China”), holding a business license with a registration number 5100001814790

(Hereinafter referred to as “SPM”)

Address: 11th Floor, Dikuang Building, Section 1, 25
Renmin Road North, Chengdu, Sichuan Province, China
610081
Telephone: 86-28-8322-9993
Facsimile: 86-28-8322-8887
Legal representative: Yunxin Liu
Nationality: Chinese

(Each of SPM and Micro a "Party" and collectively the "Parties")

WHEREAS:

A.
Micro is in the business of natural resource development. Micro is wholly owned by Micro Express Holdings Inc., which is in turn wholly owned by Sterling Group Ventures, Inc., a Nevada USA company with its common shares traded on NASD OTC Bulletin Board.

B.
SPM is a Chinese company specializing in mineral development. SPM has a valid mining permit on the Jiajika lithium mineral deposit (the “Mining Permit”) issued by Sichuan Bureau of Land and Resources. The No. of Mining Permit is 5100000410234, a copy of which is attached hereto as Schedule I.

C.
Micro and SPM have agreed to establish a Chinese-foreign equity joint venture company (the “Company”) in Sichuan for the development of Jiajika spodumene resources in Kangding District, Sichuan Province, China (the “Business”). The detailed development plan and process of the Business are described in a Joint Venture Feasibility Study for Jiajika Lithium Deposit (the “Feasibility Study Report”), a copy of which is attached hereto as Schedule II.

Now therefore, the Parties have agreed to enter into this Contract on the terms and conditions contained hereunder:

Article 1
Establishment of the Company

1.1 Formation. In accordance with the Law of China on Chinese-foreign Equity Joint Ventures (the “Joint Venture Law”), its Implementing Regulations and other relevant laws, regulations and provisions applicable hereto, the Parties agree to form and incorporate a limited liability company in Kangding District, Sichuan Province, China on terms and conditions contained herein.

1.2 Name of the Company. The English name of the Company shall be: Sichuan

Jihai Lithium Ltd., and the Chinese name of the Company shall be:  四川省集海锂业有限公司.

1.3 Legal Address. The legal address of the Company shall be .

1.4 Fiscal Year. The fiscal year of the Company shall be from January 1 to December 31 (the “Fiscal Year”).

1.5 Articles of Association. The Parties agree to complete the Articles of Association of the Company based on the provisions contained herein.

1.6 Limited Liability. The Company shall be a limited liability company with a separate legal personality, for the purposes of the laws and regulations of China. The liabilities of the Company shall be limited to its total assets. The liabilities of each Party shall be limited to its respective contribution to the registered capital of the Company only.

1.7 Profit Distribution. The profits generated by the Company shall be distributed in accordance with the Interest of each Party as defined in section 3.3 hereunder.

Article 2
Purpose and Business Scope

2.1 Purpose and Business Scope. The Company shall develop lithium and other mineral deposits, extract and process commercially valuable mineral products therefrom, in Sichuan, China, using internationally advanced technologies.

2.2 Principal Business and products. The principal business of the Company shall be the extraction, processing, manufacturing, marketing and sales of commercially valuable mineral products including spodumene, tantalum, niobium, and beryllium concentrate, and such other related products.

2.3 Production Scale. The Company shall develop a production facility, which, when fully completed, shall have an annual production capacity of Nine Hundred Thousand (900,000) tons (the “Project”). The Project will be developed in two stages. In stage I of the Project the facility will be developed initially to be able process Two Hundred Forty Thousand (240,000) tons of spodumene rock per annum. Stage I shall commence on or before May 24, 2005 (“Initiation Date”). Within 3 months after major engineering of stage I starts, the Company shall start preparation work for Stage II. Stage II shall starts after Stage I has finished. Stage I and II shall be fully completed within twenty eight months after the Initiation Date. If for any reason, the business license is not issued to the Company on or before the Initiation Date, then the Parties shall still conduct such necessary work and file such documents so that Stage I shall commence for all practical purposes and shall be deemed initiated.

Article 3
Total Investment and Registered Capital

3.1 Total Investment. The total amount of investment of the Company shall be Ninety-six Million Eight Hundred Eight-five Thousand Yuan (RMB ¥96,885,000).

3.2 Registered Capital. The registered capital of the Company shall be Fifty-six Million Yuan (RMB ¥56,000,000).

3.3 Interest of the Parties. The Parties agree that their respective Interest in the registered capital of the Company shall be as follows:

3.3.1 Micro’s Interest shall be Seventy Five Percent 75%, with its contribution to the registered capital of the Company being foreign exchange equivalent of Forty-two Million Yuan (RMB ¥42,000,000).

3.3.2 SPM’s Interest shall be Twenty Five Percent (25%), with its contribution to the registered capital of the Company being Fourteen Million Yuan (RMB ¥14,000,000). SPM’s contribution shall be in the form of all prior work done, all technical data and information in relation to the Business, and all existing permits, licenses and approvals (together the “SPM Contribution”). For greater clarity, it is agreed that the total deemed value of SPM Contribution is Twenty One Million Yuan (RMB ¥21,000,000).

3.4 Construction Capital Requirement. Additional construction funds required for the operation of the Business over the registered capital shall be financed by Micro as debt of the Company..

3.5 Contribution of Capital. The Parties agree to contribute to the registered capital of the Company in the following manner:

3.5.1 . On April 15th 2005, Micro shall contribute 5 million Yuan. By the end of July 2005, Micro shall contribute another 10 million Yuan. After Stage I construction finishes, Micro shall contribute another 7 million Yuan to pay SPM’s over contribution – 7 million Yuan according to section 3.3.2. The balance 20 million Yuan shall be contributed within two years from the date of the issuance of the business license to the Company into the Company’s account. Micro shall ensure that the Company shall have sufficient funds in place for the operation of the Business and the Company including Stage I and Stage II. Micro’s contribution may include all expenses it has incurred for the purpose of this Contract and for the incorporation of the Company, including any funds advanced or expended for the purposes specified in section 2.3 hereunder. The early contributions of Micro shall be determined by the independent appraisal report recognized by both parties. Before the Company has its account after obtaining business license, Micro shall put its contributions into an account monitored by both parties.

SPM shall transfer the mining permit to the Company after the business license of the Company is issued and within three months. Due to delay of approval authorities, the transferring time can be extended. SPM shall guarantee the resources requirements for the operation with capacity of 900,000 tons per year.

3.5.2 SPM recognizes the importance of expeditious transfer of the Mining Permit to the Company for the commencement of Stage I of the Project and will take such steps necessary to cause the early transfer of the Mining Permit immediately after the business license is issued to the Company.

3.5.3 The date for contribution to the registered capital by the Parties may be reasonably extended should there be any delay in the approval process or any occurrence of event beyond the control of the Parties, subject to necessary approval by the Ministry of Commerce.

3.5.4 For greater clarity, it is understood that, for the transfer and acquisition of the Mining Permit, SPM is obligated to pay Thirteen Million Nine Hundred Eighty Thousand Yuan (RMB ¥13,980,000) (the “Permit Transfer Payment”) to Sichuan Bureau of Land and Resources (“SBLR”) on or before September 28, 2006 (the “Date of Full Payment”), under an agreement between SPM and SBLR dated March 29, 2004 and RMB4,190,000 of the Permit Transfer Payment has already been paid by SPM to SBLR. It is expressly agreed that full payment of the Permit Transfer Payment is the sole obligation of SPM. If, for any reason, SPM is unable or unwilling to pay the balance of Permit Transfer Payment or any portion thereof, then SPM shall deliver a written notice to Micro no less than six months before the Full Payment Date, and upon receipt of the notice Micro may elect to make such payment (the “Optional Payment”) and the Optional Payment shall be credited as Micro’s additional contribution to the registered capital of the Company, and the amount equal to the Optional Payment shall be deducted from SPM’s contribution to the registered capital of the Company. The Parties’ Interest in the Company shall then be adjusted pursuant to the formula set forth in section 4.5.1 below, to reflect the changes in their respective contribution to the registered capital of the Company, and the Parties shall cause such adjustment in Interest to be properly filed and registered.

3.6 Use of Funds. The Parties agree that all investment and contribution made under this Contract shall be directed solely to the development of the Business of the Company.

3.7 Verification Report. An investment verification report shall be obtained from a registered accountant licensed in China, based on which the Company shall issue the investment certificates to the Parties.

Article 4
Alteration of Capital and Transfer of Interest

4.1 Transfer Permitted. The Parties agree, subject only to such restrictions as may be imposed by Chinese law from time to time and the terms and conditions hereunder, that either Party may transfer any or all of its Interest to the other Party or to a third party. Before finishing contributing registered capital, any party shall not transfer its Interest to the other Party.

4.2 Transfer to Either Party. Either Party may transfer to the other Party any or all of its Interest, provided that such transfer is effected in a written transfer agreement between the Parties, to be effective upon approval by the approval authorities.

4.3 Transfer to a Third Party. Where either Party (the “Transferring Party”) intends to transfer part or all its Interest to a third party, the other Party shall have a right of first refusal to acquire the Interest or any part thereof on terms and conditions identical to that offered by the Transferring Party to the third party, provided that such right of first refusal shall be exercised within 45 days of the date of a detailed written offer (the “Offer”) from the Transferring Party.

4.4 Deemed Consent. If the right of first refusal is not exercised within 45 days as provided for in section 4.3 above, the transfer to a third party under section 4.3 above shall be deemed to be accepted by the Parties and the terms of such transfer shall be as contained in the Offer. Such third party, or the Transferring Party acting for such third party, shall have the right to apply for approval by the approval authorities in relation to the transfer. Once approval is granted by the approval authorities, the transfer shall be effective and the transfer shall be considered to be in conformity with the provisions of this Contract and the laws and regulations applicable thereto.

4.5 Interest Adjustment. A Party’s Interest in the Company may be adjusted if its contribution to the registered capital of the Company is changed pursuant to the terms hereunder.

4.5.1 The Parties may decide at any time during the term, to increase the registered capital of the Company, and if so decided and approved by the approval authority, each Party shall contribute its share of the increased registered capital of the Company pro rata to its Interest in accordance with such payment schedule as the Parties may agree. If either Party (the “Non-Participating Party”) is unwilling or unable to make any or all of its contribution of the increased registered capital pursuant to the schedule agreed, the Non-Participating Party’s Interest may be adjusted downward pursuant to the following formula:

Cumulative contributions in the registered capital by the Non-Participating Party
------------------------------------------------------------------------------------------- X 100%
Cumulative contributions in the registered capital by both Parties

      The Participating Party’s Interest shall therefore be: 100% – Non-Participating Party’s Interest.

      The adjusted Interest shall be accepted by the Parties and filed and registered with the approval authorities.

Article 5
Profits and Losses

5.1 Profits Distribution. The Board shall in its discretion and in the best interest of the Company decide on the distribution of profits of the Company. For greater clarity, “profits” shall mean the net profits generated from the operations of the Company after deduction of all applicable funds, taxes and levies, and all such costs and expenses as may be deductible under the laws and accounting practice of China, as may be applicable to the Company.

5.2 Percentage. Profits from the operations of the Company shall be distributed to the Parties pro rata to their respective Interest. Profits to be distributed to Micro shall be converted to US dollars or such other convertible currency for remittance to Micro, subject to applicable Chinese foreign exchange regulations.

Article 6
Board of Directors

6.1 Highest Authority. The Board of Directors (the “Board”) shall be the highest authority of the Company. It shall have the power to make decisions on all major operational and administration matters of the Company, in compliance with the relevant laws and regulations of China, and subject to this Contract and the Articles of Association of the Company.

6.2 Composition of Board. The Board of the Company shall be composed of seven (7) directors, with five (5) directors to be nominated by Micro and two (2) directors to be nominated by SPM. The Chairman of the Board shall be nominated by Micro, and the Vice Chairman shall be nominated by SPM.

6.3 Term of Office. The term of office of a director shall generally be three (3) years and directors may be re-elected if so nominated by the respective Parties.

6.4 Removal of Director. Any director may be removed by the Party that has nominated such director, or jointly by the Parties at any time during the term of this Contract.

6.5 Disqualification. No person who is a minor, has been convicted of any fraud or an offence under the criminal code of the jurisdiction of either Party, or is bankrupt shall qualify as a director of the Company.

6.6 Resignation. A resignation by a director appointed shall be effective one it is submitted to the Board and the Party by which the director is appointed.

6.7 Vacancy. A vacancy created by the removal, disqualification, resignation or death of a director may be filled only by nominee of the Party by which the director was appointed. The Party appointing a new director to fill the vacancy shall notify in writing the other Party and all directors of the Board. The appointment shall become effective upon delivery of such notice.

6.8 Unanimous Approval. Unanimous consent of all the directors shall be required for the following matters:

(a)	amendment of this Contract;

(b)	increase or decrease of registered capital of the Company;

(c)	termination of this Contract, and dissolution and liquidation of the Company prior to the expiry of the term of the Contract (except dissolution pursuant to section 12.3(c) and (d) hereunder);

(d)	merger with or acquisition by other economic entity or entities; and

(e)	any mortgage or pledge of assets of the Company.

(f)	approval of the business plan for xin Project

6.9 Other Decisions. Decisions involving all other matters than those listed in section 6.8 shall be adopted at any Board meeting by a simple majority of votes of those directors present, in person or by proxy, and eligible to vote at that meeting. If voting on a matter is tied, the Chairman shall have the deciding vote.

6.10 Chairman of the Board. The Chairman of the Board shall be the legal representative of the Company. Whenever the Chairman’s position is vacated by the retirement, removal, resignation or death of the Chairman, the Party which has appointed the Chairman shall name a new appointee to assume the position of Chairman for the remainder of the term. Whenever the Chairman is temporarily unable to perform his responsibilities due to illness or disability, the Vice-Chairman shall temporarily assume his responsibilities, until such time as a new Chairman is appointed or the Chairman is again able to resume his duties.

6.11 Meetings of the Board. The Board shall convene at least one (1) meeting every year. The meeting may be held via telephone or by electronic means. The meetings shall be called and presided over by the Chairman of the Board. If the Chairman is unable to attend, he shall authorize the Vice-Chairman or a director to chair the Board meeting. Upon a request from three or more directors, specifying the matters to be discussed, the Chairman shall call an extraordinary meeting of the Board by giving notice to all directors pursuant to section 6.12. A quorum for the holding of any Board meeting shall be five (5) directors then in office including at least one from SPM, except that if the meeting is properly called and SPM chooses to abstain or not attend, then the quorum of five directors will still stand minus the requirement for 1 director from SPM. Should any director be unable to attend a meeting of the Board, he may authorize another director or any other person to act as his representative, by written proxy, to attend and form part of the quorum, and vote on his behalf.

6.12 Notice of Meeting. Directors shall be given a minimum of 21 days notice of a Board meeting unless such notice is waived by all directors.

6.13 Meeting Venue. The venue for meetings of the Board will normally be the legal address of the Company. The Board however may decide to hold meetings at any other venue.

6.14 Meeting Expenses. Reasonable travel and accommodation expenses of the directors to attend a Board meeting shall be reimbursed by the Company.

6.15 Resolution in Lieu of Meeting. In lieu of a meeting of the Board, a written resolution may be adopted by the Board, if such resolution is sent to all directors, in both English and Chinese languages, and affirmatively signed by all of the directors of the Company.

6.16 Language of Meeting. Board meetings shall be conducted in Chinese and English, where necessary with an interpreter present to carry out interpretation. Minutes of all meetings of the Board and resolutions adopted in lieu of a meeting, in both Chinese and English shall be kept in the minute book of the Company at the Company’s legal address.

6.17 Preparation group

During construction period of the project, both parties shall form a preparation group. Each party has two members. The group has one director and vice director. If Micro’ s registered contribution is less than SPM’s registered contribution, then SPM appoints director. When Micro’s registered contribution is more than SPM’s registered contribution, then Micro appoints director.

Article 7
Operation and Management

7.1 Selection and Appointment of General Manager and Deputy General Manager. The Company shall set up a management team to be responsible for the daily management of the operation of the Company. The management team shall have one General Manager and two or three Deputy General Managers. The General Manager shall be nominated by Micro and one Deputy of General Manager shall be nominated by SPM, to be approved by the Board. The performance of the General Manager and Deputy General Managers nominated by the Parties shall be subject to the review by the Board of Directors and their re-appointment shall be subject to unanimous approval of all the directors.

7.2 Duties of General Manager and Deputy General Managers. The duty of the General Manager shall be to carry out the resolutions approved in the meeting of the Board, and to be responsible for the daily business management of the Company. TheGeneral Manager shall report and be accountable to the Board. The Deputy General Managers shall assist the General Manager in the discharge of his/her duties and be responsible to the General Manager. The General Manager shall have the right to make decisions on all important matters in the daily operations of the Company. When the General Manager is not able to perform his duties for any reason, the General Manager may authorise a Deputy General Manager to act on behalf of the General Manager. Directors may be appointed as General Manager or other senior executives upon approval by the Board. The General Manager may award or discipline any senior executives upon the approval of the Board.

7.3 Senior Executives. The Board alone shall have the right to hire and dismiss any senior executives. Senior executives shall report to the Board and be accountable to the Board. Senior executives of the Company (including the General Manager and the Deputy General Managers) shall not engage in any employment or other business activities of other economic organizations or business enterprises in China unless written approval is given by the Board, and shall not compete directly or indirectly with the Business of the Company.

7.4 Removal of Senior Executives. The Board may by resolutions at any time dismiss, remove, discipline or replace the General Manager, the Deputy General Managers or other senior executives. The Company shall sign an employment contract with each senior executive in accordance with the Labour Law of the People’s Republic of China.

7.5 Operational Departments. The Company shall set up production department, sales department, testing unit, and other departments, units, divisions, and offices as may be required by operation of the Company. The Company may appoint such number of division managers to be responsible for each division of the Company, and report to the General Manager.

Article 8
Purchase of Equipment and Sale of Products

8.1 Purchase. The raw material, supplies, equipment, components, office supplies and vehicles may be purchased by the Company in China or abroad based on such consideration as price, quality and availability.

8.2 Sale of Products. The Company shall sell its products at prevailing market prices and with competitive terms first to such affiliates or subsidiaries of the Company or the Parties, and then to users in China or abroad for best returns.

Article 9
Labour Management and Trade Union

9.1 Labour Relations. Any decision on the recruitment, employment, dismissal, resignation, wages, insurance, welfare, rewards, penalties and other matters concerning the personnel of the Company shall be made in accordance with the Labour Law of China, Labour Management Regulations of China on Enterprises with Foreign Investment Enterprises, Labour Management Regulations of China on Chinese-foreign Joint Venture Enterprises and other labour and social security laws and regulations. The Company shall enter into an employment contract with the employees once the Company hires them.

9.2 Trade Union. Workers and staff members of the Company may establish a trade union and participate in the activities of the trade union in accordance with the Labour Law and Trade Union Law of China.

Article 10
Taxes, Finance and Audit

10.1 Preferential Treatment. The Parties hereto agree that each of them shall use its best efforts to secure or cause the Company to obtain and become eligible for all preferential tax and other treatment permissible under the laws, regulations and discretionary power of relevant China central and local authorities. The Parties shall act in good faith and cooperate with each other in maximizing the tax and other preferential treatment and minimizing the costs and expenses of the Company.

10.2 Payment of Taxes. The Company shall be responsible for and pay all applicable taxes in accordance with Chinese laws and regulations. Workers and staff members of the Company shall pay individual income tax according to the tax laws of China. Each Party agrees to use its best efforts and to cooperate with the other Party to ensure that the business and affairs of the Company are conducted in the most cost efficient manner.

10.3 Reserves. The Company shall deduct from its profits such amounts as required by Chinese law for the purpose of reserve fund, employee bonus and welfare fund and expansion fund. The Board of the Company shall ensure that the deduction, application and percentage thereof shall be established in accordance with the appropriate provisions of the law and regulations of China.

10.4 Books and Records. The Company shall maintain and keep at its legal address all books and records required by this Contract and the laws of China. Upon reasonable notice, each Party shall have the right to inspect the books and records of the Company.

10.5 Financial Supervision. Micro shall have the right to nominate a chief finance officer to oversee the financial matters of the Company so long as it holds the majority interest in the Company. SPM shall have the right to nominate an accounting officer to oversee the administration of bookkeeping and accounting matters of the Company.

10.6 Language of Books. All accounting records, vouchers, account books shall be written in Chinese. All financial statements and reports of the Company shall be made and kept in Chinese and English.

10.7 Accounting. The Company shall, according to the requirements for foreign investment enterprises in China, retain accountants registered in China to conduct auditing and report to the board and the General Manager.

10.8 Foreign Exchange. The Parties agree that all matters relating to foreign exchanges of the Company shall be handled in compliance with China’s foreign exchange regulations. The Company shall open its foreign exchange accounts with a bank or financial institution licensed or permitted by the relevant authorities.

10.9 Audit. The Company may retain at its cost such external auditors as the Board may approve from time to time to audit the financial statements, books, and records of the Company. If Micro requests any auditing by auditors it retains, then it may do so at its own cost and SPM shall agree to such auditing.

10.10 Audit Requested by a Party. The Parties agree that where audit is necessary for a Party to comply with its reporting or disclosure obligations as required by any regulatory authorities, the Company and the other Party shall act expeditiously to facilitate such audit.

10.11 Delivery of Financial Statements. The Company shall deliver to the Parties within sixty (60) days after the end of each Fiscal Year, an annual report containing:

(a)
audited financial statements as at the end of, and for, such Fiscal Year (prepared in accordance with GAAP as adopted and consistently applied in China, with comparative financial statements as at the end of, and for, the immediately preceding Fiscal Year) containing a balance sheet; a statement of profit and loss; a statement of changes in financial position; and a statement of change in capital;

(b)	a report of the Auditors on such financial statements stating that such financial statements have been prepared in accordance GAAP as adopted and consistently applied in China;

(c)	a profit distribution report;

(d)	such other information as is required to be provided to the Parties or, in the opinion of the chairman of the Board, is material to the business of the Company;

(e)	such financial and other information as may be reasonably requested by a Party for the purpose of any regulatory compliance; and

(f)
information concerning creditors and charges to the capital and current accounts allocated to the Parties and such other information as may be necessary to enable a Party to file income tax returns with respect to such Party’s income or loss in respect of such Fiscal Year.

Article 11
Intellectual Property

11.1 Ownership of Intellectual Property. Each Party shall continue to own exclusively all its intellectual property rights, and any and all renewals, extensions, and restorations thereof, now or hereafter in force and effect worldwide, unless it has expressly transferred, licensed or assigned such intellectual property rights to the other Party or to the Company. Any intellectual property independently developed by the Company and any intellectual property rights arising therefrom shall be owned by the Company.

11.2 Protection of Intellectual Property. Each Party shall act diligently to protect the intellectual property of the other Party and the Company, and assist each other in taking necessary steps in remedying any infringement of such intellectual property rights.

Article 12
Term, Dissolution and Liquidation

12.1 Term. The term of the Company shall be thirty (30) years commencing from the date on which the business license of the Company is issued, unless terminated sooner or extended pursuant to the terms of this Contract.

12.2 Extension. The term of the Company may be extended for such period of time as may be agreed to by the Parties. The agreement for the extension shall be in writing signed by all the Parties and shall be submitted for approval to the approval authorities no later than six (6) months prior to the expiry of the term as provided herein. The extension shall become effective upon approval by the approval authorities.

12.3 Dissolution. The Company shall be dissolved when:

(a)	the term of the Company specified herein including extension has expired;

(b)	it becomes incapable of continuing its business and operations due to such serious financial losses, or force majeure;

(c)
a Party is in serious breach of its obligations under this Contract, the Articles of Association or law and such breach is not remedied within a reasonable period of time after notice is given, such that the Company is prevented from its normal operations;

(d)	the Company cannot achieve its business purposes and no reasonable prospect of improvement therefore;.

(e)	the Parties mutually agree to dissolve the Company.

     Where any of the events under sections 12.3 (b), (d) and (e) occurs, the Board shall pass a resolution to dissolve the Company and apply for approval by the approval authorities of the dissolution. Where section 12.3 (c) becomes applicable, the Party not in breach shall have the right to apply for an approval to dissolve the Company and upon receipt of such approval the Company shall be dissolved pursuant to the terms thereof and/or the terms of this Article 12. The Party in breach of this Contract and/or the Articles of Association shall be responsible for the resulting losses to the Company.

12.4 Approval for Dissolution. An approval by the approval authorities shall be condition precedent to the dissolution of the Company except in the case of section 12.3 (a). The Parties agree that they shall act reasonably and in good faith to give effect to the intent of section 12.3 hereof.

12.5 Liquidation. Where the Company is dissolved pursuant to this Contract, the Board shall establish a liquidation committee and shall prepare the liquidation procedures, appoint members of the liquidation committee.

12.6 Liquidation Committee. Members of the liquidation committee shall in general be appointed pursuant to the terms of the approval of the approval authorities, or from directors and, where necessary, from such professional advisers or consultants as the

Board may decide, provided that the number of such professional advisers does not exceed one-third (1/3) of the number of the members on the liquidation committee.

12.7 Expenses and Remuneration. The liquidation expenses and remuneration for members of the liquidation committee shall be paid in priority out of the remaining assets of the Company. Where the Company has no sufficient remaining assets, the Parties hereby agree to negotiate in good faith for the payment of the expenses and remuneration.

12.8 Assets Allocation. Subject to the mandatory laws of China on bankruptcy and insolvency and on creditors’ rights, upon dissolution and liquidation of the Company the remainder assets and proceeds of liquidation of the Company shall be allocated in the following order of priority, to:

(a)	the repayment of all outstanding debts and liabilities of the Company; and

(b)	the distribution between the Parties according to the ratio of their respective ownership of the registered capital of the Company described in Section 3.3.

12.9 Sale of Assets. The Parties hereto agree that SPM shall have an option to purchase all assets from the Company at the price determined through an appraisal as herein provided for, if the Company is dissolved under section 12.3 (a), which option shall be exercisable no later than ninety (90) days prior to the expiry of the term specified in section 12.1. The purchase price shall be determined through an appraisal by an independent appraisal firm selected jointly by the Parties, failing which each Party shall conduct its own appraisal by an appraisal firm it selects and the purchase price shall be the medium value of the two appraisals.

12.10 Sale to Third Party. If prior to the completion of asset purchase by SPM pursuant to section 12.3 above, a third party makes an offer to purchase all of the assets of the Company at a price higher than the price determined pursuant to section 12.9 hereof then the assets shall be sold to that third party, unless SPM shall purchase all the assets at a price no less than the price offered by the third party.

12.11 Sale Proceeds. Where all the assets of the Company are sold pursuant to sections 12.9 or 12.10, the proceeds of such sale shall be distributed to the Parties pro rata to its Interest of the Company as specified in section 3.3 hereof as may be adjusted from time to time.

12.12 Permit Transfer. If due to the reasons of SPM, the Mining Permit cannot be transferred to the Company, Section 12.3(c) and (d) hereunder shall deemed to apply, but any funds then held in the designated trust account shall be returned to Micro.

Article 13
Insurance

13.1 Insurance. The Company shall take out issuance against various risks with an insurance company of international reputation licensed to carry on business in China. The type, value and duration of the insurance shall be decided by the Board in accordance with generally accepted international standards for such coverage. The insurance premium paid by the Company shall be recorded as operational expenses of the Company.

Article 14
Representations and Warranties

14.1 Full Authority. The Parties represent and warrant to each other that the entering into of the contract and their performance of the terms and conditions hereof do not and will not violate the laws, regulations and decrees of their respective jurisdictions. All shareholder and board approvals, consents and permissions necessary for entering into this Contract have been or will be obtained by the Parties respectively.

14.2 Ownership of Assets. SPM represents and warrants that it lawfully and fully owns or holds all assets that it is obligated to transfer to the Company as its contribution to the registered capital, including all SPM Contribution and all permits, licenses and approvals in relation to the Business, free from any claims, lien, mortgages, security, litigation, charges or any other encumbrance except those expressly disclosed to Micro in writing. Such permits, licenses or approvals can and shall be transferred to the Company subject only to necessary approval of the approval authorities. SPM is not aware of any conflicting claim to any assets or property covered by the licenses, permits or approvals. SPM has duly paid all fees, charges or levies in relation to the licenses, permits and approvals, except those expressly disclosed to Micro in writing. There is nothing under any Chinese laws, regulations or contract preventing SPM from entering into this Contract or performing any of its obligations or completing any of the transactions contemplated hereunder.

14.3 Environmental Protection. SPM represents and warrants, to its best knowledge and belief, and having made reasonable inquiries, that that there has been no material spill, discharge, leak, emission, ejection, escape, dumping, or any release or threatened release of any kind, of any toxic or hazardous, substance or waste (as defined by applicable Chinese law) from, on or under the mining or exploration property or into the environment, except releases permitted or otherwise authorized by such law; no toxic or hazardous substance or waste has been disposed of or is located on the property comprising the mining and exploration property as a result of activities of SPM or its predecessors in interest; and no toxic or hazardous substance or waste has been treated on or is now stored on the property comprising the mining and exploration property.

Article 15
Further Covenants

15.1 Best Interests. The Parties shall at all times act in good faith and in the best interests of the Company.

15.2 Both parties to Secure. The Parties shall make best efforts to obtain and secure all decisions, approvals, permits, rights and licenses as may be required by the incorporation, operations and development of the Company.

15.3 Confidentiality. The Parties, on their own behalf and on behalf of their respective shareholders, directors, officers, employees, and agents, shall keep in confidence all information acquired by them concerning the affairs of the other Party and the Company except disclosure to their professional advisors, who shall likewise agree to keep all such information in confidence, and disclosure as may be required by law or any regulatory authorities.

15.4 Adjustment. If circumstances are such that reasonable adjustment or change of any schedule, time frame or dates hereunder is warranted, then the Parties shall, after discussions in good faith, make such adjustment or change, to the extent permitted at law and subject to necessary regulatory approval.

Article 16
Liabilities for Default

16.1 If Micro does not contribute according to section 3.5.1: on April 15, 2005, Micro does not contribute 5 million Yuan, SPM has right to terminate the contract from the 7th day of delay date; If Micro does not contribute 10 million Yuan before the end of July 2005, SPM has right to terminate the contract from the 30th day of the delay date. SPM has right to take action for any loss. If Micro breaches section 3.4 and 3.5.1, and section 2.3 cannot be finished and production design capacity cannot be reached due to this reason, Micro shall compensate any loss due to this reason. If SPM does not transfer the Mining Permit into the Company according to section 3.5.1 in time, SPM shall compensate Micro for double of all loss arising as a result of such default.

Article 17
Applicable Law

17.1 Applicable Law. This Contract and its interpretations shall be governed by the published laws of China known to the public.

Article 18
Dispute Resolution

18.1 Consultation and Arbitration. In the event a dispute arises in connection with the interpretation or implementation of this Contract or any terms therein, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute is not resolved in this manner within thirty (30) days after the commencement of consultations, then either Party may submit the dispute for arbitration to China International Economic Trades Arbitration Committee pursuant to its rules. The languages used in the arbitration shall be Chinese and English. All the materials, affidavits, statement of claim, statement of defense, arbitration award and supporting reasons shall be in both Chinese and English. There shall be three (3) arbitrators. The award shall be final, and binding on the Parties.

18.2 Continuing Performance. Where disputes are dealt with pursuant to section 19.1, the Parties shall continue to be bound by this Contract and to perform their respective duties and obligations under the provisions of this Contract not in dispute.

Article 19
Force Majeure

19.1 Force Majeure. Where the occurrence of any earthquake, typhoon, flood, fire, war, terrorist attack, epidemic outbreak, change of law, or other events of force majeure which can not be foreseen, prevented and avoided, directly affects the performance of this Contract or any terms herein, a Party encountering such force majeure shall immediately notify the other Party by fax or e-mail and shall within fifteen (15) days provide details of such force majeure and valid documents stating the reasons why the Contract cannot be performed, or cannot be fully performed or the performance has been delayed. The documentary proof shall be issued by competent authorities where the force majeure event has occurred. The Parties may decide whether to rescind the Contract, to perform the Contract in part or delay the performance in light of the extent to which such force majeure event affects the performance.

Article 20 Supplementary Provisions

20.1 Currency. Unless otherwise specified in this Contract, all unit of currency in this Contract shall be Renminbi (RMB¥).

20.2 Further Actions. The Parties shall execute, file and submit all documents and instruments necessary to comply with the requirements of laws, decrees, rules and regulations of China and shall execute, file, consent to and submit all documents and instruments necessary for the establishment and maintenance of the Company. The Parties further agree that each of them shall, upon reasonable request of the other, do or cause to be done all further acts and agree to execute or cause to be executed all further documents and instruments as may be required to give effect to the intent and purpose of this Contract. It is the express understanding of the Parties that the provisions contained in this section shall apply to the matters provided for in section 4.1 of this Contract.

20.3 Language. This Contract shall be written in both Chinese and English languages with both versions having the same legal force and effect. In the event of any discrepancy in the interpretation of this Contract or any term herein, Chinese version prevails.

20.4 Approvals. The contents of this Contract shall be subject to the approval of the approval authorities and shall become effective upon such approval. The contents and agreements that do not need approval by the approval authorities shall become effective upon signed by both parties.

20.5 Notices. Parties may communicate through fax or email. If the correspondences are related to the rights and obligations of the Parties, the correspondences shall be sent through registered courier or mail. The legal addresses of the Parties listed in the Contract are the addresses of the Parties

20.6 Waivers. No express or implied waiver by either Party of any provision of this Contract or of any breach or default of the other shall be a continuing waiver or be effective unless in writing.

20.7 Copies. This Contract is executed in eight (8) copies in each of the Chinese and English versions.

20.8 Signature. This Contract is signed by the legal representatives of the Parties on April 5, 2005. If the agreements signed before by both parties have any discrepancy with this Contract, this Contract prevails.

Micro Express Ltd.	Sichuan Province Mining Ltd.
By its authorized signatory:	By its authorized signatory:

/s/ Richard Shao”	/s/ Yunxin Liu”
Signature	Signature
Richard Shao	Yunxin Liu

Printed Name	Printed Name
President	President

Title	Title
April 5, 2005	April 5, 2005

Date	Date

Schedule I

     List of Mining Permits

The No. of Mining Permit is 5100000410234

Schedule II

Feasibility Study Report